LEASE AGREEMENT

     THIS LEASE made as of this 1st day of OCTOBER, 2000, by and between Ultimate Franchise Systems, Inc., a Colorado corporation with its principal office at 2101 West State Road 434, Suite 100, Longwood, FL 32779, (hereinafter referred to as "Landlord"), and Bakery Acquisition Corporation, a Delaware corporation with offices located in Longwood, FL 32779, (hereinafter referred to as "Tenant").

WITNESSETH:

     Subject to all the terms, provisions and conditions herein contained, Landlord hereby rents to Tenant and Tenant hereby rents from Landlord premises located at 24685 State Rd. 37, Watertown, New York (hereinafter referred to as "Premises").

     The following stipulations are hereby declared to be conditions of this Lease, and shall, unless otherwise expressly stated, be applicable at all times throughout the term of this Lease and any extensions thereof, and are mutually agreed upon:

1.   Lease Term

     (a) The term of this Lease (herein called the "Lease Term") (1) shall commence on the 1st day of October, 2000 (herein called the "Commencement Date") and (2) shall end on the last day of the month in which the twentieth (20th) year anniversary of the Commencement Date occurs (herein called the "Expiration Date"), or on such earlier date upon which the Lease Term shall expire or be canceled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law.

     (b) For the purposes of this Lease, the term "Lease Year" means any twelve month period of the Lease Term which commences on the Commencement Date or any anniversary thereof.

2.   Rent

     (a) During the Lease Term, Tenant agrees to pay to Landlord an annual rental for each Lease Period in the dollar amount payable monthly as set forth below:

Lease Period            Monthly Payment               Annual Base Rent
------------            ---------------               ----------------

10/1/2000 - 9/1/2005         $2,000                      $24,000.00
10/1/2005 - 9/1/2010         $2,200                      $26,400.00
10/1/2010 - 9/1/2015         $2,420                      $29,040.00
10/1/2015 - 9/1/2020         $2,662                      $31,944.00

     (b) The Annual Base Rental shall be payable in equal monthly installments which are due in advance on the first day of each calendar month during the Lease Term as outlined above. Such payments shall be made to Landlord at its principal offices as set forth in the Notice section hereof, or to such other place or places as Landlord may from time to time designate in writing to Tenant.


          Exhibit 6(a)(ii) - Pg. 1


     (c) The Annual Base Rental, shall be payable promptly when due without notice or demand therefor and without any abatement, deduction or set-off for any reason whatsoever, except as may be expressly provided in this Lease.

3.   Quiet Enjoyment

     Tenant, upon paying rent and observing and performing all the terms, covenants and conditions on Tenant's part to be observed and performed, shall peaceably and quietly have, hold and enjoy the Premises for the Lease Term and any extensions or renewals thereof.

4.   Services

     Tenant shall furnish air conditioning or heating service. Tenant shall also furnish janitorial service.

5.   Use of Premises

     Tenant may use the Premises only as general and executive office purposes and bakery facilities, in connection with Tenant's business.

6.   Compliance With Laws

     In the use and occupancy of the Premises, Tenant shall comply with all laws and ordinances and all valid rules and regulations of the United States, the State of New York, the County of Jefferson, the Town of Pamelia, and any other applicable government or agency having authority.

7.   Repairs, Alterations and Delivery of Possession by Tenant

     (a) Subject to the provisions herein, Tenant shall, at its expense and under Landlord's supervision, keep the Premises, including without limitation the improvements, fixtures, and machinery and any equipment installed therein by Landlord or Tenant, in good order and repair. In the event that damage or disrepair to the Premises occurs, Tenant shall give immediate notice thereof to Landlord, and Tenant shall, at its own expense and under Landlord's supervision, promptly repair or have repaired any damage or injury to the Premises, including without limitation the improvements, fixtures, machinery and any equipment installed therein by Landlord or Tenant, whether caused by the misuse or neglect thereof by Tenant, or by persons permitted on the Premises by Tenant, or by Tenant moving in and out of the Premises or otherwise. If, because of the nature of Tenant's use or occupancy of the Premises, or because of any governmental regulation now in effect or hereafter in effect, any addition, alteration, change repair or other work of any nature to the Premises (other than alterations, changes, repairs or work to the foundation, exterior walls, interior load bearing and/or sheer walls and/or columns and roof) shall be required or ordered or become necessary at any time during the Lease Term, Tenant shall promptly perform same under the direction of Landlord, but the entire expense thereof, irrespective of when the same shall be incurred or become due, shall be solely the liability of Tenant, and Landlord shall not be called upon to contribute thereto.

     (b) Tenant shall make no material alterations, installations, additions, or improvements in or to the Premises or the equipment therein, without Landlord's prior written consent.


          Exhibit 6(a)(ii) - Pg. 2


     (c) Tenant shall have the right, on or before the termination of this Lease, to remove any personal property or trade fixtures that were purchased by Tenant and are susceptible to being removed, provided,

       (i) Tenant is not in default under any provisions of this Lease; and

       (ii) Tenant satisfies Landlord in advance that the Building and Premises will be repaired at Tenant's expense immediately after such removal, said repairs to be completed no later than the last day of the Lease Term.

This right of removal shall not include the right to remove any plumbing, wiring, floor covering fastened to the floor, wall covering, paneling, built-in's or similar items and shall not include any furnishings or fixtures that were supplied or paid for by Landlord.

8.     Allowance and Liability for Alterations

       Except as provided in this Lease to the contrary, there shall be no allowance to Tenant for a diminution of rental value and no liability of Landlord to Tenant by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making any repairs, alterations, additions or improvements in or to any portion of the Premises or of the Building or in or to fixtures or other appurtenances thereof, or machines or equipment located therein unless such diminution or liability is caused by Landlord's negligence.

9.     Liability, Indemnification and Insurance

       (a) Unless caused by Landlord's gross negligence or willful misconduct, Tenant covenants and agrees that Landlord shall not be liable to Tenant for any injury to or death of any person or persons or for any loss or damage to any property of Tenant, or any person claiming through Tenant, arising out of any accident or occurrence in the Building, including, without limiting the generality of the foregoing, (i) loss or damage occasioned by theft, or (ii) injury, death, loss or damage (A) caused by the Premises or other portions of the Building being out of repair, or (B) caused by any defect in or failure of equipment, pipes, or wiring or (C) caused by broken glass, or (D) caused by backing up of drains, or (E) caused by gas, water, steam, electricity, or oil leaking, escaping or flowing into the Premises or (F) caused by fire, smoke, earthquakes or sonic booms, or (G) caused by the acts or omissions of other tenants located in the Building.

       (b) Tenant does hereby agree to indemnify and save Landlord harmless from and against any and all liability for any injury to or death of any person or persons or loss or damage to property in any way arising out of or connected with the condition, use, or occupancy of the Premises, or in any way arising out of the activities of Tenant, its agents and employees in the Building and from all costs, expenses and liabilities, including but not, limited to reasonable attorney's fees, incurred by Landlord in connection therewith excepting, however, liability caused by Landlord's gross negligence or willful misconduct.

       (c) Tenant, at Tenant's expense, shall procure and maintain during the life of this Lease, liability insurance with limits of not less than $1,000,000 per person and $3,000,000 per accident for personal injury including death, and $1,000,000 property damage. The policy or policies



          Exhibit 6(a)(ii) - Pg. 4


shall be issued by a company or companies licensed to do business in Tennessee, shall be in form acceptable to Landlord, shall name Landlord as an additional insured and shall contain a provision that the coverage may not be canceled without first giving Landlord not less than fifteen
(15) days prior written notice. Duplicate policies or certificates of all such insurance shall be delivered to Landlord not less than five (5) days prior to the effective date of each. Landlord, likewise, at Landlord's expense shall procure and maintain during the term of this Lease public liability insurance with limits not less than $1,000,000 per person and $3,000,000 per accident for personal injury including death and $1,000,000 property damage.

  (d) Landlord shall insure the Building against damage by fire and other perils insurable at normal rates, in any amount Landlord, in its sole discretion, shall deem adequate, but which will provide Landlord with coverage for the full replacement cost of Tenant's improvements, and Landlord shall maintain such insurance throughout the Lease Term. Tenant shall insure all of its property in the Premises against damage by fire, including extended coverage, in such amount as shall be determined by Landlord in consultation with Tenant, and Tenant shall maintain such insurance throughout the Lease Term.

10.    Destruction of Premises

  (a) If during the Lease Term, the Building is damaged by fire or any other cause, the following provisions shall apply:

       (i) If the damage is to such extent that the cost of restoration, as estimated by Landlord, will equal or exceed 30% of the replacement value of the Building (exclusive of foundations) in its condition just prior to the occurrence of the damage, Landlord may, no later than ninety (90) days following the damage, give Tenant a notice stating that it elects to terminate this Lease. If such notice shall be given: (A) this Lease shall terminate on the third day after the giving of said notice; (B) Tenant shall surrender possession of the Premises within a reasonable time thereafter and (C) the rent and additional rent shall be apportioned as of the date of such surrender and any rent paid for any period beyond said date shall be repaid to Tenant.

       (ii) If the cost of restoration, as estimated by Landlord, shall amount to less than 30% of said replacement value of the Building, or if the cost of restoration, as estimated by Landlord, equals or exceeds 30% of the replacement value of the Building but Landlord does not elect to terminate this Lease pursuant to the provisions of Section 16(a)(i) above, Landlord shall restore the Building with reasonable promptness, subject to delays beyond Landlord's control and reasonable delays in the making of insurance adjustments by Landlord, and Tenant shall not have the right to terminate this Lease.

  (b) If the Premises are damaged by fire or other casualty insurable under a standard fire and extended coverage policy and if Landlord does not terminate this Lease under Section 16(a)(i) above, then Landlord shall restore that portion of the Premises so damaged. Landlord shall pay for the cost of restoring Tenant's improvements. Such restoration shall be with reasonable promptness, subject to delays beyond Landlord's control and delays in the making of insurance adjustments by Landlord, and Tenant shall not have the right to terminate this Lease. Tenant shall restore its trade fixtures, improvements or other property of Tenant.



          Exhibit 6(a)(ii) - Pg. 4


  (c) In any case in which Tenant's use of the Premises is affected by any damage to the Building or the Premises and irrespective of whether Landlord elects to terminate this Lease or restore the Building, there shall be a pro rata adjustment or abatement in rent during the period for which and to the extent the Premises are not accessible and not reasonably usable for the purposes for which they are leased based upon the square footage of the Premises which is not accessible and not reasonably usable. The words "restoration" and "restore" as used in this section shall include repairs.

  (d) To the extent permitted by law, Landlord and Tenant, on behalf of themselves and all parties claiming under them, hereby release and discharge each other from all loss, damage, claim or liability arising from damage to property of the other party caused by fire or other hazard ordinarily covered by fire and extended coverage insurance policies.

11.    Defaults and Remedies

  (a) Events of Default: The occurrence of any of the events described in subsections (i) through (iv), inclusive, of this Section 11
(a), shall be and constitute an Event of Default under this agreement.

       (i) Failure by Tenant to pay in full any rental or other sum payable hereunder within five (5) days of the date such payment is due.

       (ii) Default by Tenant in the observance or performance of any of the terms, covenants, agreements or conditions contained in this Lease, other than as specified in subsection (i) of this Section 11I (a), for a period of thirty (3 0) days after notice thereof to Tenant by Landlord.

       (iii) Filing by Tenant, or any guarantor of Tenant's obligations hereunder, of a voluntary petition in bankruptcy or a voluntary petition or answer seeking reorganization, arrangement, or readjustment of the debts of Tenant or for any other relief under the Bankruptcy Act, as amended, or under any other insolvency act, law, rule or regulation, State or Federal, now or hereafter existing, or any action by Tenant indicating consent to, approval of, or acquiescence in, and any such petition or proceeding, the filing of any involuntary petition in bankruptcy against Tenant, the application by Tenant for, or appointment by Tenant's consent or acquiescence of, a receiver or trustee of Tenant, or for all or a substantial part of the property of Tenant; the making by Tenant of any general assignment for the benefit of creditors of Tenant; or the inability of Tenant, or the admission of Tenant of the inability thereof, to pay the debts of Tenant as such mature.

       (iv) The insolvency of Tenant or of any guarantor of Tenant's obligations hereunder.

  (b) Remedies: Whenever any Event of Default shall have happened and be continuing, Landlord may, to the extent permitted by law, take any one or more of the remedial steps described in subsections (i) through
(v), inclusive, of this Section 11 (b), subject, however, to the right, title and interest of any lender of the Landlord:

       (i) Landlord may, at its option, declare all installments of Annual Base Rental as adjusted at the time of default, and all additional rent for the remainder of the Lease Term, to be immediately due and



          Exhibit 6(a)(ii) - Pg. 5


payable, whereupon the same shall become immediately due and payable. Any installment of rent or any other charge or money obligation herein required to be paid by Tenant which is not paid when due shall bear interest at the highest lawful contract rate permitted under applicable law from the due date until paid, and Landlord may treat any such charge or money obligations as additional rent due hereunder.

       (ii) Landlord may re-enter and take possession of the Premises without terminating this Lease, and sublease in their entirety the same for the account of Tenant, holding Tenant liable for the difference in the rent and other amounts actually paid by such sublessee in such subletting and the rents and other amounts payable by Tenant hereunder.

       (iii) Landlord may terminate this Lease, remove Tenants from possession of the Premises and use Landlord's best efforts to lease the same to another for the account of Tenant, holding Tenant liable for all rent and other amounts payable by Tenant hereunder.

       (iv) Upon Landlord's commencement of the exercise of the remedies set forth in the foregoing subsections 11(b)(ii) or 11(b)(iii), Tenant waives all right to vacate the Premises immediately without the necessity for any further notice or the expiration of any time period, both of which are hereby specifically waived by Tenant.

       (v) Landlord may take whatever action at law or in equity may appear necessary or desirable to collect the rent and other amounts then due and thereafter to become due or to enforce performance and observance of any obligation, agreement, or covenant of Tenant under this agreement, and in connection with such actions, to recover any or all damages accruing to Landlord for Tenant's violation or breach of this Lease.

  (c) Application of Funds: If any statute or rule of law shall validly limit the amount of any final damages described in Section 11(b) to less than the amount agreed upon, Landlord shall be entitled to the maximum amount allowable under such statute or rule of law. All rents and other income derived from operation of the improvements by Landlord, to the extent such are not paid and applied by any sublessee or new tenant of the Premises, shall be applied first, to the payment and accrual of taxes; second, to the cost of operating the Premises; third, to the cost of administration and collection of rents by Landlord; and fourth, to the payment of rent due and owing Landlord hereunder. Tenant shall be liable to Landlord for the deficiency, if any, between Tenant's rent hereunder, and the amounts applied by Landlord to said rents in the manner hereby authorized.

  (d) No Remedy Exclusive: No remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative, and shall be in addition to every other remedy given under this agreement or now or hereafter existing at law or in equity or by statute. No delay or omission by Landlord to exercise any right or power accruing upon any default of Tenant shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be deemed expedient. In order to entitle Landlord to exercise any remedy reserved to it in this Section 11, Landlord shall not be required to give any notice other than such notice as expressly required by this agreement.

  (e) Attorney's Fees and Expenses: In the event that Landlord shall be required to engage legal counsel for the enforcement of any of the terms of this Lease, whether such employment shall require institution of suit or other legal services required to secure compliance on the part of Tenant, Tenant shall be responsible for and shall promptly pay to Landlord the reasonable value of said attorney's fees, and any other expenses, including without limitation, court costs incurred by Landlord as a result of Tenant's default.

12.    Assignment and Subletting

  Tenant shall not assign or transfer this Lease or any part thereof, or any interest therein, or sublet the Premises or any part thereof, without first obtaining Landlord's prior written consent which consent shall not be unreasonably withheld. Such assignment shall in no way relieve Tenant from any obligations hereunder for the payment of rents or the performance of the conditions, covenants and provisions of this Lease. In no event shall Tenant assign or sublet the leased premises for any terms, conditions and covenants other than those contained herein.
No court or officer thereof, nor any receiver or trustee in bankruptcy or in, any state insolvency proceeding shall acquire any interest in this Lease by operation of law or otherwise. Any of the following transactions will be deemed to be an assignment of this Lease within the meaning of this Section 13, except for (i) a transfer as a result of the death of a shareholder of a corporate tenant or of a limited partner of a partnership tenant, or (ii) a transfer of the equity ownership of any corporation or partnership whose equity securities are registered under this Securities Act of 1934:

  (a) A transfer by operating of law or otherwise, of Tenant's interest in this Lease; or

  (b) A transfer of any percentage interest in Tenant (whether stock, partnership interest, or otherwise) in a single transaction or a series of transactions, which over the term of the Lease aggregates to fifty percent (50%) or more of the ownership interest in the Tenant as in effect on the date that Tenant executes this Lease; or

  (c) Any increase in the amount of issued and/or outstanding shares of capital stock or partnership interest of any corporate or partnership tenant, and/or the creation of one or more additional classes of capital stock of any corporate tenant, in a single transaction or a series of transactions, with the result that over the term of this Lease, the beneficial and record ownership in and to such tenant shall have changed by fifty percent (50%) or more from the beneficial and/or record ownership as of the date that Tenant executes this Lease.

13.    Surrender and Holding Over

  Tenant shall surrender the Premises to Landlord at the expiration of the term hereof or any extension thereof, or upon other termination of this Lease, in as good -condition as received, ordinary wear and tear and damage by fire or other insurance casualty excepted. Tenant, at its expense, promptly will remove all of Tenant's property from the Premises. If Tenant shall default in so surrendering the Premises, Tenant's occupancy subsequent to such expiration or termination shall be deemed to be that of a Tenant at will, and in no event from month to month or from year to year, but wear and tear and damage by fire or other insurance casualty excepted. Tenant, at its expense, promptly will remove all of Tenant's property from the Premises. If Tenant shall default in so surrendering the Premises, Tenant's occupancy subsequent to such expiration or termination shall be deemed to be that of a Tenant at will, and in no event from month to month or from year to year, but Tenant also



          Exhibit 6(a)(ii) - Pg. 7


shall be subject to all of other terms, covenants and conditions of this Lease, and no extension or renewal of this Lease shall be deemed to have occurred by such holding over.

14.    Notices

  All notices herein provided shall be in writing and shall be deemed given when sent either by Registered or Certified Mail, Postage Prepaid, Return Receipt Requested, and deposited in the mail, or when sent by Federal Express, in either case addressed (a) to Landlord and Tenant as follows:

       LANDLORD: Ultimate Franchise Systems, Inc., 2101 West State Road 434, Suite 100, Longwood, FL 32779

       TENANT: Bakery Acquisition Corporation, 2101 West State Road 434, Suite 100, Longwood, FL 32779

or (b) to Tenant at the address of the Premises. Either party may change its address for purposes of notice, by written notice given in like manner at least seven (7) days before the effective date of such change of address.

15.    No Waiver

  No failure of Landlord to exercise any power given Landlord hereunder or to insist upon strict compliance by Tenant with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord's right to demand exact compliance with the terms of this Lease.

16.    Waiver of Notice

  Tenant waives any and all notices required by law, other than such notice as may be specifically required in this Lease.

17.    Entire Agreement

  This Lease and any addendum or exhibit now or hereafter attached hereto contain the entire agreement between parties, and all prior written verbal understandings and agreements are merged herein. This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties hereto.

18.    Partial Invalidity

   If any term or condition of this Lease or the application thereof to any person or event shall to any extent be invalid and unenforceable, the



          Exhibit 6(a)(ii) - Pg. 7


remainder of this Lease and the application of such term, covenant or condition to persons or events other than those to which it is held invalid or unenforceable

20.    Governing Law

  The Lease shall be governed by, and construed in accordance with, the laws of the State of Florida, which are applicable to contracts executed wholly within that state.

21.    Successors and Assigns

  Except as otherwise expressly provided in this Lease, the obligations of this Lease shall bind and benefit the successors and assigns of the parties hereto.

  IN WITNESS WHEREOF, the parties hereto have caused this Lease
Agreement to be executed the day and date first above written.

                                  LANDLORD: Ultimate Franchise Systems, Inc.



                                  By:_______/s/____________________________




                                  TENANT: Bakery Acquisition Corp.


                                  By:_______/s/____________________________





          Exhibit 6(a)(ii) - Pg. 9